Exhibit 10.1

AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Randall C. Stuewe)

This Amendment No. 1 to Amended and Restated Employment Agreement, dated as of March 23, 2015 (this “Amendment No. 1”), is entered into by and among DARLING INGREDIENTS INC, a Delaware corporation (f/k/a Darling International Inc.) (“Employer” or the “Company”), and RANDALL C. STUEWE (the “Employee”), and relates to that certain Amended and Restated Employment Agreement, dated as of January 1, 2009 (the “Agreement”), between the Company and Employee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, Section 17(a) of the Agreement provides that the Agreement may be modified only by a written instrument duly executed by both parties to the Agreement; and

WHEREAS, the Company and the Executive hereby specifically reference the Agreement and indicate their desire to amend the Agreement to modify the terms upon which the Executive may receive severance following a Change of Control, and in particular to remove provisions permitting the Executive to resign for any reason during a specified period following a Change of Control and to a Gross-Up Payment related thereto.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows with respect to the Agreement:

AGREEMENT

1.    The definition of “Good Reason” contained in Section 10(c)(i) of the Agreement shall be deleted in its entirety and replaced as follows:

(i)“Good Reason” shall mean, without the Employee’s consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Employee has provided the Employer, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 17(d) below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis is capable of being cured by the Employer, providing the Employer with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 17(d):

(1)    any material reduction in Employee’s Base Salary;

(2)    assignment to Employee of substantial duties materially inconsistent with Employee’s position as chief executive officer or experience, or demotion to a lesser position;

(3)    any failure to nominate the Employee to the Board or removal of the Employee from the Board (other than for cause or because of legal or regulatory requirements);

(4)    Employer’s failure to pay or provide any amount of compensation or any material benefit which is due, owing and payable pursuant to the terms hereof or of any written plan, program, arrangement or policy of Employer;

(5)    a material increase in the indebtedness of Employer over Employee’s objection;

(6)    any material change in the geographic location at which the Employee must principally perform his duties for the Company, which, for purposes of this Agreement, means the Employee’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area; or

(7)    any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with this Agreement under Section 17(g).

2.    The first paragraph of Section 11(f) of the Agreement shall be deleted in its entirety and replaced as follows:

If within twelve (12) months following a Change of Control, either Employer terminates Employee’s employment during the Employment Period without Cause or the Employee resigns for Good Reason (“Termination upon a Change of Control”), Employer shall pay Employee:

3.    Section 13 shall be deleted in its entirety and replaced as follows:

13.    Adjustments to Payments.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to Employee or for Employee’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”)

would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Employee received all of the Payments. The Employer shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(b)    All determinations required to be made under this Section 13, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by a nationally recognized certified public accounting firm as may be designated by the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and to Employee within fifteen (15) business days of the receipt of notice from Employee that there has been or will be a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Employer and Employee.

4.    The last sentence of Section 17(j)(iv) of the Agreement shall be amended in its entirety to read as follows:

Any tax gross-up payments under Sections 11(e)(iv) or 11(f)(iv) of this Agreement (related to the payment of certain Cash Equivalent Payments for continuation of certain benefits following termination of employment without Cause or with Good Reason) shall be paid in no event later than the end of the calendar year following the year in which any income tax or other amount comprising the gross-up payment was remitted to the relevant taxing authority.

5.    Except as set forth herein, the terms of the Agreement are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby execute this Amendment No. 1 as of the date first written above.

DARLING INGREDIENTS INC.

By: /s/ John F. Sterling
Name: John F. Sterling
Title: Executive Vice President

EMPLOYEE

By: /s/ Randall C. Stuewe
Printed Name: Randall C. Stuewe